Exhibit 1(b)

                             ARTICLES SUPPLEMENTARY
                                       OF
                   MUTUAL OF AMERICA INSTITUTIONAL FUNDS, INC.

      Mutual of America Institutional Funds, Inc., a Maryland corporation (the Corporation), with its principal office c/o Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The total number of shares of capital stock of all classes that the Corporation has authority to issue is one billion (1,000,000,000) shares of common stock, par value $.01 per share, with an aggregate par value of ten million dollars ($10,000,000).

      SECOND: Pursuant to authority vested in the Board of Directors of the Corporation by Article V of the Articles of Incorporation of the Corporation (the Articles), the Board of Directors has duly designated and established the following classes of shares:

           Equity        3,000,000 shares
           Bond          3,000,000 shares

The  relative   preferences,   conversion  and  other  rights,   voting  powers,
restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of all such classes are as set forth in paragraph (b) of Section 1 of Article V of the Articles.

      IN WITNESS WHEREOF, the President of the Corporation has signed these Articles Supplementary in the Corporation's name and on its behalf and acknowledges that these Articles Supplementary are the act of the Corporation, and states that to the best of her knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date:  February 20, 1996

                                                  MUTUAL OF AMERICA
                                                  INSTITUTIONAL FUNDS, INC.
Attest:
                                                  /s/ Dolores J. Morrissey
                                                  ------------------------
                                                  Dolores J. Morrissey
/s/ Stanley M. Lenkowicz                          President
--------------------------
    Stanley M. Lenkowicz
        Secretary

(seal)